Exhibit 99.1

The First Bancshares, Inc. Completes Acquisition of Southwest Georgia Financial Corporation

HATTIESBURG, Miss.--(BUSINESS WIRE)--April 3, 2020--The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares” or the “Company”), the holding company for The First, A National Banking Association (“The First”), announced today that it has completed its acquisition of Southwest Georgia Financial Corporation (“SGB”). Following completion of the acquisition, SGB’s subsidiary bank, Southwest Georgia Bank, was merged with The First, with The First as the surviving bank. This transaction has furthered the Company’s regional expansion plan and adds additional market share within the state of Georgia.

Pursuant to the terms of the merger agreement with SGB, each SGB shareholder will receive one (1.00) share of First Bancshares’ common stock in exchange for each share of SGB common stock held prior to the merger.

M. Ray “Hoppy” Cole, Vice Chairman, President & Chief Executive Officer, commented, “We are pleased to join forces with Southwest Georgia Bank. This combination brings together two strong community banks with a common vision to serve our clients through our local markets and build value for our shareholders. Southwest Georgia Bank brings a rich history of being a trusted financial partner through its well-respected network of community bankers. This combination adds a significant presence in Moultrie, Valdosta, and Tifton, Georgia. These communities have a broad base of economic drivers and offer stability and opportunity to grow our company.”

As a result of the merger, the combined Company now has approximately $4.5 billion in total assets, $3.6 billion in total deposits and $3 billion in total loans. The Company also now has 86 locations in Mississippi, Louisiana, Alabama, Florida, and Georgia.

About The First Bancshares, Inc.
The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in Mississippi, Louisiana, Alabama, Florida, and Georgia. The Company’s stock is traded on the NASDAQ Global Market under the symbol FBMS. Additional information is available on the Company’s website: www.thefirstbank.com.

Contacts

M. Ray “Hoppy” Cole, Jr.
Vice Chairman, President and Chief Executive Officer

Dee Dee Lowery
Chief Financial Officer
(601) 268-8998